EXHIBIT NO. 99.1

FOR IMMEDIATELY RELEASE
Source: The Hartcourt Companies, Inc.
Los Angeles, 14 July 2004 at 6 am EST

                                  Press Release
     Hartcourt's Founder Converts Original Preferred Stock to Common Shares

Los Angeles, CA, 7/14/2004-- The Hartcourt Companies,  Inc. (OTC Bulletin Board:
HRCT) (Frankfurt: 900009), www.hartcourt.com, announced today that Dr. Alan Phan, its founder, has converted his Original 1,000 Shares of Preferred Stock into 2 million shares of restricted common stock. The Preferred Shares entitled the holder to appoint three-fifth of the members of the Board of Directors. As of today, these Original Preferred Shares have been returned for cancellation and have been canceled.

About Hartcourt

The Hartcourt Companies, Inc. is building a sizable distribution channel for IT products in China. The Company reported $68 million in revenue in the first quarter of 2004 and was profitable. Hartcourt's achievements and operations could be viewed on its Web site, www.hartcourt.com.

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact: Ms. Tingting Ni Tel: 8621 5213 8810

Fax: 8621 5213 8870 Email: ir@hartcourt.com

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